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EXHIBIT 16.1


February 28, 2003


Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Ontro, Inc. and, under the date of February 20, 2002, we reported on the consolidated financial statements of Ontro, Inc. and subsidiary as of and for the years ended December 31, 2001 and 2000. On February 14, 2003, we resigned. We have read Ontro, Inc.'s statements included under Item 4 of its Form 8-K dated February 28, 2003, and we agree with such statements.

Very truly yours,


/s/ KPMG LLP


KPMG LLP